Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 26, 2019, on the financial statements and financial highlights of Victory Portfolios included in the Annual Report to Shareholders for the fiscal year ended December 31, 2018, in this Post-Effective Amendment Number 167 to the Registration Statement (Form N-1A, No. 33-8982) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
April 29, 2019